UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to §240.14a-12

NEWSTAR FINANCIAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Timothy J. Conway

Chairman of the Board

and Chief Executive Officer

January 5, 2009

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of NewStar Financial, Inc., which will be held on January 28, 2009, at 10:30 a.m. at the offices of Edwards Angell Palmer & Dodge LLP at 111 Huntington Avenue, 20th Floor, Boston, MA 02199.

Our Board of Directors has fixed the close of business on December 19, 2008, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any postponements or adjournments thereof.

The matter to be considered and voted on at the Special Meeting is set forth in the Proxy Statement. All stockholders are encouraged to carefully review the Proxy Statement and attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting, we hope you will vote as soon as possible. If you cannot attend the Special Meeting in person, please be sure to sign, date and return the enclosed proxy card in the accompanying reply envelope so that your shares will be represented at the Special Meeting. Returning your proxy card does not deprive you of your right to attend the Special Meeting and vote your shares in person.

Thank you for your continued support.

Cordially,

Timothy J. Conway

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Time and Date:	10:30 a.m., Eastern Standard Time, on January 28, 2009.

Place:	The offices of Edwards Angell Palmer & Dodge LLP at 111 Huntington Avenue, 20th Floor, Boston, Massachusetts.

Item of Business:	To consider and approve the proposal to grant the Board of Directors the discretionary authority to effect a reverse stock split.

Adjournments and Postponements:

The item of business described above may be considered at the Special Meeting at the time and on the date specified above or at any time and date to which the Special Meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote only if you were a stockholder of NewStar Financial, Inc. as of the close of business on December 19, 2008, the record date for the Special Meeting.

Meeting Admission:	You are entitled to attend the Special Meeting only if you were a NewStar Financial stockholder as of the close of business on the record date or hold a valid proxy for the Special Meeting. You should be prepared to present photo identification for admittance to the Special Meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the record date, such as your most recent account statement dated on or prior to December 19, 2008 a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If, upon request, you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Special Meeting.

Voting:	Your vote is very important. Whether or not you plan to attend the Special Meeting, we encourage you to read this Proxy Statement and submit your proxy card or voting instructions as soon as possible. You may submit your proxy card or voting instructions by completing, signing, dating and returning your proxy card or voting instruction card in the pre-addressed envelope provided, or by following the instructions on your proxy card. For specific instructions on how to vote, please refer to the “Questions and Answers” section beginning on page 1 of this Proxy Statement.

By order of the Board of Directors,

Robert K. Brown

Secretary

Dated: January 5, 2009

NEWSTAR FINANCIAL, INC.

PROXY STATEMENT FOR THE

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 28, 2009

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE SPECIAL MEETING OF STOCKHOLDERS

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of NewStar Financial, Inc., a Delaware corporation (which may be referred to in this proxy statement as “NewStar” or the “Company”) is providing these proxy materials to you in connection with a special meeting of our stockholders (the “Special Meeting”), which will take place on January 28, 2009. As a stockholder, you are invited to attend the Special Meeting and are entitled and requested to vote on the item of business described in this proxy statement (the “Proxy Statement”). This Proxy Statement and accompanying proxy card or voting instruction card are being mailed on or about January 5, 2009 to all holders of our common stock, par value $0.01 per share (the “Common Stock”) entitled to vote at the Special Meeting.

Q:	What information is contained in this Proxy Statement?

A:	The information included in this Proxy Statement relates to the proposal to be voted on at the Special Meeting, the voting process, beneficial ownership of the Company, and certain other required information.

Q:	What items of business will be voted on at the Special Meeting?

A:	The sole item of business scheduled to be voted on at the Special Meeting is the approval of the proposal to grant the Board the discretionary authority to effect a reverse stock split.

Q:	Why is the Company seeking stockholder approval for the Proposal?

A:	The Board has unanimously adopted a resolution seeking stockholder approval to grant the Board the discretionary authority to determine whether to amend our amended and restated certificate of incorporation to effect a reverse split of our issued and outstanding Common Stock at any time before December 31, 2009 and the discretionary authority to fix the rate of such split to combine a whole number of outstanding shares of our Common Stock in a range of not less than two and not more than ten shares, into one share of Common Stock. Pursuant to the law of our state of incorporation, Delaware, our board of directors must adopt any amendment to our amended and restated certificate of incorporation and submit the amendment to stockholders for their approval.

Q:	How does the Board recommend that I vote?

A:	The Board recommends that you vote your shares “FOR” the Proposal.

Q:	Why is the Board in favor of the Proposal?

A:	The Board recommends approving the Proposal because they believe it may help us to improve the perception of our Common Stock as an investment security, reset our stock price to more normalized trading levels in the face of potentially extended market dislocation, and appeal to a broader range of investors to generate greater investor interest in us.

Q:	Who is entitled to vote at the Special Meeting?

A:

Only stockholders of record at the close of business on December 19, 2008 are entitled to vote at the Special Meeting. We refer to this date as our “Record Date.” On the Record Date 48,466,166 shares of our Common

Stock were issued and outstanding. Each other outstanding share of our Common Stock on the Record Date will be entitled to one vote on the matter considered at the Special Meeting.

You may vote all shares of the Company’s Common Stock owned by you as of the Record Date, including (1) shares that are held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee, such as a bank.

Q:	What happens if the Proposal is not approved?

A:	If the Proposal is not approved, the amended and restated certificate of incorporation will not be amended and a reverse stock split will not be effected.

Q:	What is the difference between holding shares as a stockholder of record and holding shares as a beneficial owner?

A:	Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. We have summarized below some of the distinctions between being a stockholder of record and being a beneficial owner:

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent to you directly by NewStar Financial, Inc. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Special Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker or other nominee. As a beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Special Meeting.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Special Meeting. Your broker, trustee or nominee has enclosed or has previously provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	How can I vote?

A:	Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Special Meeting.

You may vote by mail: If you are a stockholder of record of our Common Stock, you may submit your proxy by completing, signing and dating the enclosed proxy card and mailing it in the accompanying pre-addressed envelope. If you are a stockholder who holds shares beneficially in street name, you may vote by mail by completing, signing and dating the enclosed voting instruction card provided by your broker, trustee or nominee and mailing it in the accompanying pre-addressed envelope.

You may vote in person at the Special Meeting: Shares held in your name as the stockholder of record may be voted in person at the Special Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares. Even if you plan to attend the Special Meeting, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the Special Meeting.

Q:	How are my votes cast when I return a proxy card?

A:	When you sign the proxy card, you appoint Timothy J. Conway, our Chief Executive Officer, and John K. Bray, our Chief Financial Officer, as your representatives at the Special Meeting. Messrs. Conway and Bray will vote your shares at the Special Meeting as you have instructed them on the proxy card. If no instructions are given, your shares will be voted “FOR” the Proposal. Messrs. Conway and Bray are also entitled to appoint a substitute to act on their behalf.

Q:	Can I change my vote?

A:	Yes. You may change your vote at any time prior to the vote at the Special Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to Robert K. Brown, our Secretary, prior to your shares being voted, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or if you cast a new vote. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the Special Meeting and voting in person.

Q:	How can I attend the Special Meeting?

A:	You are entitled to attend the Special Meeting only if you were a stockholder or joint holder of our Common Stock as of the close of business on the Record Date or if you hold a valid proxy for the Special Meeting. You should be prepared to present photo identification for admittance to the Special Meeting. A list of stockholders eligible to vote at the Special Meeting will be available for inspection at the Special Meeting and for a period of ten days prior to the Special Meeting, during regular business hours, at our principal executive office, which is located at 500 Boylston St., Suite 1600, Boston, MA 02116.

If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the Record Date, such as your most recent account statement dated on or prior to December 19, 2008, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If, upon request, you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Special Meeting.

The Special Meeting will begin promptly at 10:30 a.m., Eastern Standard Time. Check-in will begin at 9:30 a.m., Eastern Standard Time, and you should allow ample time for the check-in procedures.

Q:	Who will serve as inspector of elections?

A:	The inspector of elections will be a representative of the Company.

Q:	How many shares must be present or represented to conduct business at the Special Meeting?

A:

The quorum requirement for holding the Special Meeting and transacting business is the presence in person or by proxy of holders of a majority of the shares of our Common Stock entitled to vote at the Special

Meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:	What if a quorum is not present at the Special Meeting?

A:	If a quorum is not present or represented at the Special Meeting, the meeting may be adjourned, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented at the meeting, but no other business shall be transacted at the Special Meeting. The time and place of the adjourned meeting will be announced at the time the adjournment is taken at the Special Meeting and no other notice will be given, unless the adjournment is for more than 30 days from the date of the original meeting or a new record date is set for the adjourned meeting.

Q:	How are votes counted?

A:	You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you vote to “ABSTAIN” such abstention will have the same effect as a vote against the proposal. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted “FOR” the Proposal.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and such instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of the matter being voted on at the meeting, assuming that a quorum is obtained.

Q:	What vote is required to approve the Proposal?

A:	The affirmative vote of a majority of the outstanding shares of our Common Stock is required for approval of the Proposal.

Q:	What happens if additional matters are presented at the Special Meeting?

A:	Our by-laws provide that business transacted at a special meeting of stockholders be limited to matters relating to the purpose or purposes stated in the notice of meeting, and accordingly, no matters other than the Proposal will be considered at the Special Meeting.

Q:	Why did I recently receive a Proxy Statement for a Special Meeting with a Proposal different than the one that is the subject of this Proxy Statement?

A:	We are also soliciting proxies for another Special Meeting of stockholders to approve an amendment to our Equity Incentive Plan. Those materials were mailed on December 29, 2008 to stockholders of record on December 8, 2008. If you were a holder of record of our Common Stock on December 8, 2008 you would have received those materials. It is possible that you may be a holder of record for this solicitation, which has a record date of December 19, 2008, but not a holder of record for the prior solicitation. If you were not a holder of record on December 8, 2008, you would not have received the materials referred to above. Please review all of the solicitation materials that you receive from us carefully and follow the voting instructions described therein to ensure that you participate at each meeting for which you are entitled to vote.

Q:	What should I do if I receive more than one set of voting materials for this Special Meeting?

A:	You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Who will bear the cost of soliciting votes for the Special Meeting?

A:	NewStar is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees. These individuals will not receive any additional compensation for such solicitation activities. We will also furnish copies of these proxy materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others so that they can forward the materials to these beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding these proxy materials to the beneficial owners.

Q:	Who can help answer my questions?

A:	If you have any questions about the Special Meeting or how to vote or revoke your proxy, you should contact Robert K. Brown, our corporate secretary, at (617) 848-2500.

PROPOSAL—

TO GRANT THE BOARD OF DIRECTORS THE DISCRETIONARY AUTHORITY TO EFFECT A REVERSE STOCK SPLIT

General

We are seeking stockholder approval to grant the Board discretionary authority to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of our Common Stock (such split to combine a whole number of outstanding shares of our Common Stock in a range of not less than two and not more than ten shares, into one share of Common Stock) at any time prior to December 31, 2009. Our Board unanimously approved, and recommended seeking stockholder approval of, this proposal on December 18, 2008.

Even if the stockholders approve the reverse stock split, we reserve the right not to effect the reverse stock split if the Board does not deem it to be in the best interests of our stockholders. The Board believes that approval of this discretion provides the Board with maximum flexibility to react to prevailing market conditions and future changes to our stock price, and therefore better enables it to act in the best interests of our stockholders. If this proposal is approved by the stockholders, the Board will have the authority, in its sole discretion, without any further action necessary by the stockholders, to effect a reverse stock split. The Board may effect only one reverse stock split as a result of this authorization and must do so prior to December 31, 2009 or else this authorization will lapse.

The Board’s decision as to whether and when to effect the reverse stock split will be based on a number of factors, including prevailing market conditions, existing and expected trading prices for our Common Stock, actual or forecasted results of operations and the likely effect of such results on the market price of our Common Stock.

An amendment to our Amended and Restated Certificate of Incorporation to effect the reverse stock split would not change the number of authorized shares of Common Stock or preferred stock, the par value of Common Stock or preferred stock or the relative voting power of our stockholders. A reverse stock split, if effected, would affect all of our holders of Common Stock uniformly.

The reverse stock split is not being proposed in response to any effort of which we are aware to accumulate our shares of Common Stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar actions to our Board or our stockholders.

There are certain risks associated with a reverse stock split, and we can not accurately predict or assure that the reverse stock split will produce or maintain the desired results (for more information on the risks see the section below entitled “Certain Risks Associated with the Reverse Stock Split”). However, our Board believes that the benefits to our company and our stockholders outweigh the risks and recommends that you vote in favor of granting the Board the discretionary authority to effect a reverse stock split.

Reasons for the Reverse Stock Split

The primary purpose for effecting the reverse stock split, should we choose to effect one, would be to increase the per share price of our Common Stock. The Board believes that, should the appropriate circumstances arise, effecting the reverse stock split would, among other things, help us to:

•	improve the perception of our Common Stock as an investment security;

•	reset our stock price to more normalized trading levels in the face of potentially extended market dislocation; and

•	appeal to a broader range of investors to generate greater investor interest in us.

A reverse stock split would reduce the number of shares of our Common Stock outstanding without reducing the total number of authorized shares of Common Stock. As a result, a reverse stock split would also have the effect of increasing the number of shares of our authorized but unissued Common Stock.

Improve the Perception of Our Common Stock as an Investment Security

Our Common Stock is quoted on the Nasdaq Global Market under the symbol “NEWS.” The trading price of our Common Stock has fallen and is currently trading well below previous levels. We believe that the current, unprecedented dislocation in the capital markets has been a significant contributing factor in this decline. Our Board unanimously approved the discretionary authority to effect a reverse stock split as one potential means of increasing the share price of our Common Stock to improve the perception of our Common Stock as a viable investment security. Lower-priced stocks have a perception in the investment community as being risky and speculative, which may negatively impact not only the price of our Common Stock, but also our market liquidity. As a financial institution we believe that we may be particularly sensitive to this type of negative public perception and, if this proposal is approved, our Board would have the ability to increase our per share price if it determines that it is undermining our current or future prospects.

Reset our Stock Price to More Normalized Trading Levels in the Face of Potentially Extended Market Dislocation

Market dislocation, particularly for an extended or sustained period of time, could have the effect of driving our Common Stock price to even lower levels. The Board believes that such a result could lead our Common Stock to trade at levels that are an inaccurate reflection of our financial condition. Approval of this proposal would give the Board the discretion to respond to such an event by allowing our Board to increase the price of our Common Stock by effecting a reverse stock split so that it trades at a more normalized level that is a more accurate reflection of our financial condition.

Appeal to a Broader Range of Investors to Generate Greater Investor Interest in Us

An increase in our stock price may make our Common Stock more attractive to members of the investor community. Brokerage firms may be reluctant to recommend lower-priced securities to their clients, particularly lower-priced securities of financial institutions. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of our Common Stock. Investment funds may also be reluctant to invest in lower-priced stocks. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. Giving the Board the ability to effect a reverse stock split and thereby increase the price of our Common Stock would give the Board the ability to address these issues if it is deemed necessary.

Certain Risks Associated with the Reverse Stock Split

Even if a reverse stock split is effected, some or all of the expected benefits discussed above may not be realized or maintained. The market price of our Common Stock will continue to be based, in part, on our performance and other factors unrelated to the number of shares outstanding. For example, a reverse stock split may not improve the perception of our Common Stock as an investment security. Moreover, the increase in our Common Stock price resulting from the reverse stock split, even if maintained, does not guarantee investor interest.

Principal Effects of the Reverse Stock Split

If our stockholders approve this proposal and the Board elects to effect a reverse stock split, the reverse stock split would decrease the number of our issued and outstanding shares of Common Stock in accordance with the exchange ratio determined by the Board. The reverse stock split would be effected simultaneously for all of our Common Stock, and the exchange ratio would be the same for all shares of Common Stock. The reverse stock split would affect all of our stockholders uniformly and would not adversely affect or dilute any stockholder’s percentage ownership interests in us, except adjustments to individual holdings as a result of the payment of cash for fractional shares, as described below. The reverse stock split would not affect the relative voting or other rights that accompany the shares of our Common Stock. Common Stock issued pursuant to the reverse stock split would remain fully paid and non-assessable. The reverse stock split would not affect our securities law reporting and disclose obligations, and we would continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

In addition to the change in the number of shares of Common Stock outstanding, the reverse stock split would have the following effects:

Increase the per share price of our Common Stock. By effectively condensing a number of pre-split shares into one share of Common Stock, the per share price of a post-split share is generally greater than the per share price of a pre-split share. The amount of the initial increase in per share price and the duration of such increase, however, is uncertain.

Increase in the number of shares of Common Stock available for future issuance. By reducing the number of shares outstanding without a corresponding reduction in the number of shares of authorized but unissued Common Stock, a reverse stock split would have the effect of increasing the number of authorized but unissued shares.

The following table shows the number of shares that would be (a) issued and outstanding, (b) authorized and reserved for issuance upon the exercise of outstanding stock options and warrants and (c) authorized but unreserved for issuance, upon the implementation of a reverse stock split at each ratio from one-for-two to one-for-ten based on our capitalization at September 30, 2008.

As of September 30, 2008	(A) Shares Issued and Outstanding	(B) Shares Authorized and Reserved for Issuance	(C) Shares Authorized but Unreserved	Total Authorized
Pre-split	48,522,500	5,717,023	90,760,477	145,000,000
If 1-for-2 Stock Split Enacted	24,261,250	2,858,511	117,880,239	145,000,000
If 1-for-3 Stock Split Enacted	16,174,166	1,905,674	126,920,160	145,000,000
If 1-for-4 Stock Split Enacted	12,130,625	1,429,255	131,440,120	145,000,000
If 1-for-5 Stock Split Enacted	9,704,500	1,143,404	134,152,096	145,000,000
If 1-for-6 Stock Split Enacted	8,087,083	952,837	135,960,080	145,000,000
If 1-for-7 Stock Split Enacted	6,931,785	816,717	137,251,498	145,000,000
If 1-for-8 Stock Split Enacted	6,065,312	714,627	138,220,061	145,000,000
If 1-for-9 Stock Split Enacted	5,391,388	635,224	138,973,388	145,000,000
If 1-for-10 Stock Split Enacted	4,852,250	571,702	139,576,048	145,000,000

Although a reverse stock split would not have any dilutive effect on our stockholders, the reverse stock split would reduce the proportion of shares owned by our stockholders relative to the number of shares authorized for issuance, giving our Board an effective increase in the authorized shares available for issuance, in its discretion. Our Board from time to time may deem it to be in the best interests of our company and our stockholders to enter into transactions and other ventures that may include the issuance of shares of our Common Stock. Many stock issuances do not require stockholder approval, and our Board generally seeks approval of our stockholders in connection with a proposed issuance only if required at that time.

Require adjustment to currently outstanding securities and debt obligations exercisable or convertible into shares of our Common Stock. A reverse stock split would effect a reduction in the number of shares of Common Stock issuable upon the exercise or conversion of our outstanding stock options, warrants, convertible debt obligations (if any) and convertible preferred stock (if any) in proportion to the reverse stock split ratio. Additionally, the exercise price of outstanding options and warrants would increase, likewise in proportion to the reverse stock split ratio.

Require adjustment to the number of shares of Common Stock available for future issuance under our equity incentive plan. In connection with any reverse split our Board would also make a corresponding reduction in the number of shares available for future issuance under our equity incentive plan so as to avoid the effect of increasing the number of authorized but unissued shares available for future issuance under our equity incentive plan.

In addition, a reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock, which may be more difficult to sell and may cause those holders to incur greater brokerage commissions and other costs upon sale.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the amendment to our Amended and Restated Certificate of Incorporation is approved by our stockholders, then our Board, in its sole discretion, will determine whether a reverse stock split is in the best interests of our company and our stockholders, taking into consideration the factors discussed above. If our Board believes that a reverse stock split is in our best interests and the best interest of our stockholders, our Board will then determine the ratio of the reverse stock split to be implemented.

We would then file a certificate of amendment to our Amended and Restated Certificate of Incorporation with the Secretary of the State of Delaware at such time as our Board had determined as the appropriate effective time for the reverse stock split. Upon the filing of the charter amendment, and without any further action on the part of our Company or our stockholders, the issued and outstanding shares of Common Stock held by stockholders of record as of the effective date of the reverse stock split would be converted into a lesser number of shares of Common Stock calculated in accordance with a reverse stock split ratio of between one-for-two and one-for-ten, as selected by our Board and set forth in the charter amendment. For example, if a stockholder presently holds 100 shares of our Common Stock, she would hold 50 shares of Common Stock following a one-for-two reverse stock split, or 10 shares of Common Stock following a one-for-ten reverse stock split. Beginning on the effective date of the split, each certificate representing pre-split shares would be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the effective date of the reverse stock split, stockholders would be notified that the reverse stock split had been effected. We expect that our transfer agent would act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares would be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificate would be issued to a stockholder until such stockholder had surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, would automatically be exchanged for post-split shares.

Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) for exchange unless requested to do so after the stockholders meeting.

Fractional Shares

No fractional shares would be issued in connection with the reverse stock split. Stockholders who hold a number of shares of Common Stock that could not be evenly divided by the reverse stock split ratio selected by the Board would receive a cash payment in lieu of any fractional shares that they would otherwise be entitled to. In connection with the payment of fractional shares, the Board may elect to either (i) directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of our Common Stock, as reported in the Wall Street Journal on the last trading day immediately prior to the effective date of the reverse stock split (or if such price is not available, the average of the last bid and asked prices of our Common Stock on such day or such other price determined by our Board), multiplied by the fractional share amount, or (ii) make arrangements with our transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the reverse stock split and sell these whole shares as soon as possible after the effective date of the reverse stock split at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder his, her or its pro rata potion of the sale proceeds.

Under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled, and where the funds would be deposited, sums due for fractional interests that are not timely claimed after the effective date of a reverse stock split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds would have to seek to obtain them directly from the state to which they were paid.

Accounting Matters

The par value of our Common Stock would remain unchanged at $.01 per share after a reverse stock split. However, the number of shares of Common Stock outstanding as designated on our consolidated balance sheet would be adjusted downward to reflect the reverse stock split and, accordingly, stated capital, or the dollar amount reflected for Common Stock, would also be reduced to an amount equal to the aggregate par value of the reduced number of shares of Common Stock and the additional paid in capital designated on our consolidated balance sheet would be increased by an amount equal to the amount by which the Common Stock account was decreased. Additionally, net loss or income per share for all periods presented would increase proportionately as a result of the reverse stock split since there would be a lower number of shares outstanding. We do not anticipate that any other material accounting consequences would arise as a result of the reverse stock split.

Potential Anti-Takeover Effect

Even though a potential reverse stock split would result in an increased proportion of unissued authorized shares to issued shares, which could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of us with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our Common Stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board and our stockholders.

No Appraisal Rights

Our stockholders are not entitled to appraisal rights with respect to a reverse stock split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of a reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of a reverse stock split and is included for general information only and is not intended as tax advice to any person or entity. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which such stockholder resides. Also, it does not address the tax consequences to holders in light of their individual circumstances or to the holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, partnerships, limited liability companies and other tax-transparent entities, broker-dealers, holders subject to the alternative minimum tax provisions of the Internal Revenue Code, holders who hold their stock as part of a hedge, wash sale, appreciated financial position, straddle, conversion transaction, synthetic security or other risk reduction transaction or integrated investment, holders who have acquired their stock upon exercise of employee options or otherwise as compensation and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-split shares were, and the post-split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

Subject to the discussion below concerning the treatment of the receipt of cash payments for fractional shares, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-split shares for post-split shares pursuant to the reverse stock split. The aggregate tax basis of the post-split shares received in the reverse stock split, including any fraction of a post-split share deemed to have been received, will be the same as the stockholder’s aggregate tax basis in the pre-split shares that are exchanged. In general, stockholders who receive cash in lieu of any fractional shares of the post-split shares as a result of the reverse stock split will recognize gain or loss based on the difference between the amount of cash received and their adjusted basis in the fractional shares. The stockholder’s holding period for the post-split shares will include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

NewStar itself would not realize any taxable gain or loss as a result of a reverse stock split.

Our view regarding the tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with such stockholder’s own tax advisor with respect to all of the potential tax consequences to such stockholder of a reverse stock split.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our Common Stock.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to abandon a reverse stock split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of the State of Delaware of the certificate of amendment to our Amended and Restated Certificate of Incorporation, even if the authority to effect a reverse stock split has been approved by our stockholders at the special meeting. By voting in favor of a reverse stock split, you are expressly also authorizing the Board to delay, not to proceed with, and abandon, a reverse stock split if it should so decide, in its sole discretion, that such action is in the best interests of the stockholders.

Vote Required

Under Delaware law, the affirmative vote of the holders of a majority of all outstanding shares of our Common Stock entitled to vote on this proposal will be required for approval of the certificate of amendment. Accordingly, abstentions and broker “non-votes” will have the effect of a vote against the proposal.

Recommendation of the Board of Directors

Our Board recommends a vote for the proposal to grant the Board of Directors the discretionary authority to effect a reverse stock split.

SHARES HELD BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the amount of our Common Stock beneficially owned as of December 1, 2008 by (i) each person or group who is known by us to own beneficially more than 5% of our Common Stock, (ii) each current member of our Board and each of the executive officers named in the Summary Compensation Table in the Executive Compensation Section of this Proxy Statement above, and (iii) all current members of our Board and our current executive officers as a group.

	Shares Owned	Percent of Class
Principal Stockholders
J.P. Morgan Corsair II Capital Partners, L.P. (1) Corsair III Financial Services Capital Partners, L.P. Corsair III Financial Services Offshore 892 Partners, L.P. 717 Fifth Avenue New York, NY 10022	9,704,972	19.92%
OZ Management, L.L.C. (2) Daniel S. Och 9 West 57th Street New York, NY 10019	6,655,973	13.67%
Capital Z Partners, Ltd. (3) Capital Z Partners, L.P. 230 Park Avenue South New York, NY 10003	5,717,472	11.73%
Union Square Partners, Ltd. (4) Union Square Partners, L.P. 230 Park Avenue South 11th Floor New York, NY 10003	4,000,000	8.24%
Swiss Reinsurance Company (5) Mythenquai 50/60 CH-8022 Zurich, Switzerland	3,000,000	6.18%
Maverick Capital, Ltd. (6) Maverick Capital Management, LLC 300 Crescent Court 18th Floor Dallas, TX 75201	2,735,752	5.64%
Lee S. Ainslie III 767 Fifth Avenue, 11th New York, NY 10153

The Northwestern Mutual Life Insurance Company (7) 720 East Wisconsin Avenue Milwaukee, Wisconsin 53202	2,614,778	5.38%
Timothy E. Moriarty (8) c/o McGrath, Doyle & Phair 150 Broadway Suite 1915 New York, NY 10038	2,533,288	5.22%

Directors and Executive Officers
T. Kimball Brooker (9)	12,500	*
Timothy J. Conway (10)	1,578,259	3.21%
Bradley E. Cooper (11)	83,576	*
Brian L.P. Fallon	0	*
Frank R. Noonan (12)	15,500	*
Maureen P. O’Hara (13)	17,500	*
Peter A. Schmidt-Fellner (14)	1,077,483	2.20%
Richard E. Thornburgh (15)	32,500	*
John K. Bray (16)	184,341	*
Phillip R. Burnaman II (17)	704,356	1.44%
David R. Dobies (18)	292,369	*
Timothy C. Shoyer (19)	216,915	*
All current executive officers and directors as a Group (11 persons) (20)	3,538,392	7.09%

*	Less than 1%.
(1)	Includes 200,174 shares issuable upon the exercise of a warrant. J.P. Morgan Corsair II Capital Partners, L.P., Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. are controlled by Corsair Capital LLC. Corsair Capital LLC is the manager of Corsair PTJB, LLC, which is the managing member of Corsair II, L.L.C. Corsair II, L.L.C. is the general partner of Corsair II, L.P., which is the general partner of J.P. Morgan Corsair II Capital Partners, L.P. Corsair Capital LLC is also the general partner of Corsair III Management, L.P., which is the general partner of Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. Messrs. T. Kimball Brooker Jr. and Richard E. Thornburgh, who are officers of both Corsair Capital LLC and Corsair II, L.L.C., are also directors of the Company.
(2)	Includes 166,811 shares issuable upon the exercise of a warrant. Includes Common Stock held by (i) Gordel Holdings Limited, (ii) GPC LV VII, LLC, c/o Corporation Service Company 2711 Centreville Road, Suite 400, Wilmington, Delaware 19808, a limited liability company incorporated in Delaware, (iii) Goldman Sachs & Company Profit Sharing Master Trust, (iv) OZ Master Fund, Ltd., a limited liability company incorporated in the Cayman Islands, and (v) OZ Global Special Investments Master Fund, LP, an exempted limited partnership organized under the laws of the Cayman Islands. Both of the OZ Funds use the mailing address: c/o Goldman Sachs (Cayman) Trust Limited, P.O. Box 896, Harbour Centre, Georgetown, Grand Cayman, Cayman Islands. OZ Management, LP is the investment manager of OZ Master Fund, Ltd., Gordel Holdings Limited, Goldman Sachs & Company Profit Sharing Master Trust, and GPC LV II, LLC. OZ Advisors II, LP is the general partner of OZ Global Special Investments Master Fund, LP. Och-Ziff Holding LLC, is the general partner to OZ Advisors II, LP. Och-Ziff Holding Corporation serves as the general partner of OZ Management, LP and OZ Advisors II, LP. Och-Ziff Capital Management Group LLC is the sole shareholder of both Och-Ziff Holding Corporation and Och-Ziff Holding LLC. Daniel S. Och as Chief Executive Officer and Executive Managing Director of Och-Ziff Capital Management Group LLC may be deemed to have investment and/or voting control of such shares.
(3)	Includes 200,174 shares issuable upon the exercise of a warrant and 2,500 shares issuable upon the exercise of options. As reported in a Schedule 13D filed with the SEC on January 18, 2008, Capital Z Partners, Ltd. is the general partner of Capital Z Partners, L.P., which is the general partner of Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P., investment funds located at the same address that hold the shares shown. All four entities report shared voting and investment power over all such shares.
(4)	Consists of shares directly owned by Union Square Partners, L.P. (“Union Square”) and indirectly owned by Union Square Partners GP, L.P. (“Union Square LP”) and Union Square Partners GP, Ltd. (“Union Square GP”). Union Square LP is the general partner of Union Square. Union Square GP is the general partner of Union Square LP and the ultimate general partner of Union Square. Union Square LP and Union Square GP may be deemed to be the beneficial owners of the securities held by Union Square, although Union Square LP and Union Square GP disclaim beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein (within the meaning of Rule 16a-1 of the Exchange Act).
(5)	As reported in a Schedule 13G filed with the SEC on January 28, 2008.
(6)	As reported in a Schedule 13F-HR filed with the SEC on November 14, 2008. Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of the shares through the investment discretion it exercises over its clients’ accounts. Maverick Capital Management, LLC is the General Partner of Maverick Capital, Ltd. Mr. Ainslie is the manager of Maverick Capital Management, LLC and is granted sole investment discretion pursuant to Maverick Capital Management, LLC’s Regulations.
(7)	Includes 91,746 shares issuable upon the exercise of a warrant. As reported in a Schedule 13G filed with the SEC on February 6, 2007, Northwestern Investment Management Company, LLC (“NIMC”), a wholly owned company of The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), is the investment adviser to Northwestern Mutual with respect to the shares. NIMC therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such shares. Richard A. Strait is a portfolio manager for NIMC and manages the portfolio which holds the shares and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such shares. However, pursuant to Rule 13d-4 under the Securities Exchange Act of 1934 (the “Act”), the immediately preceding sentence shall not be construed as an admission that Mr. Strait is, for the purposes of section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by the statement. In the ordinary course of business, broker-dealer affiliates of Northwestern Mutual may, from time to time, have acquired or disposed of, or may in the future acquire or dispose of, our securities, for such broker-dealers’ own accounts or for the accounts of others. Other affiliates of Northwestern Mutual, including investment adviser affiliates, may in the ordinary course of business, effect transactions in our securities.
(8)	As reported in a Schedule 13D filed with the SEC on February 21, 2008.
(9)	Includes 2,500 shares issuable upon the exercise of options. Mr. Brooker’s beneficial ownership shown in the table excludes the 9,704,972 shares shown as beneficially owned by J.P. Morgan Corsair II Capital Partners, L.P., Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. Mr. Brooker is an indirect participant in, and an officer of Corsair II, L.L.C. and Corsair Capital LLC, which has investment authority over such shares, but he disclaims beneficial ownership of such shares.
(10)	Includes 21,789 shares issuable upon the exercise of warrants and 611,184 shares issuable upon the exercise of options.
(11)	Consists of shares issuable upon the exercise of a warrant. Mr. Cooper’s beneficial ownership shown in the table excludes (i) the 5,717,472 shares shown as beneficially owned by Capital Z Partners, Ltd. and Capital Z Partners, L.P. and (ii) the 4,000,000 shares shown as beneficially owned by Union Square Partners, L.P. Mr. Cooper is a shareholder and officer and co-owner of the ultimate entity delegated investment authority for the Capital Z entities that collectively maintain beneficial ownership of such shares, but he disclaims beneficial ownership of all such shares. Mr. Cooper is a shareholder and an officer of Union Square Partners, Ltd., and an officer and co-owner of the ultimate entity delegated investment authority for Union Square Partners, L.P., but he disclaims beneficial ownership of all such shares.
(12)	Includes 2,500 shares issuable upon the exercise of options.
(13)	Includes 2,500 shares issuable upon the exercise of options.
(14)	Includes 12,997 shares issuable upon the exercise of warrants and 428,900 shares issuable upon the exercise of options.

(15)	Includes 2,500 shares issuable upon the exercise of options. Mr. Thornburgh’s beneficial ownership shown in the table excludes the 9,704,972 shares shown as beneficially owned by J.P. Morgan Corsair II Capital Partners, L.P., Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. Mr. Thornburgh is an indirect participant in, and an officer of Corsair II, L.L.C. and Corsair Capital LLC, which has investment authority over such shares, but he disclaims beneficial ownership of such shares.
(16)	Includes 53,612 shares issuable upon the exercise of options.
(17)	Includes 10,704 shares issuable upon the exercise of warrants and 375,288 shares issuable upon the exercise of options.
(18)	Includes 4,128 shares issuable upon the exercise of warrants and 85,780 shares issuable upon the exercise of options.
(19)	Includes 5,199 shares issuable upon the exercise of warrants and 99,113 shares issuable upon the exercise of options.
(20)	Includes a total of 126,236 shares issuable upon the exercise of warrants and 1,264,551 shares issuable upon the exercise of options. Mr. Burnaman ceased to be an executive officer on December 1, 2007 and Mr. Shoyer ceased to be an executive officer on April 10, 2008, and therefore, their holdings have not been included in this figure.

OTHER BUSINESS

Other Matters

Our by-laws provide that business transacted at a special meeting of stockholders be limited to matters relating to the purpose or purposes stated in the notice of meeting. Accordingly, no matters other than the Proposal will be considered at the Special Meeting.

ADDITIONAL INFORMATION

Householding of Materials

The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address, although each stockholder will receive a separate proxy card. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker. If you would like to receive separate copies of our proxy statements in the future, please contact our Investor Relations Department at 500 Boylston Street, Suite 1600, Boston, MA 02116, telephone: (617) 848-2500, and we will promptly deliver the Proxy Statement upon your request.

Deadlines for Stockholder Proposals

Assuming the 2009 annual meeting is not more than 30 days before or 30 days after May 14, 2009:

•	if you wish to bring business before or propose director nominations at the 2009 annual meeting, you must give written notice to us not later than January 14, 2009, and

•

if you wish to bring proposed business to the 2009 annual meeting and you would like us to consider the inclusion of your proposal in our proxy statement for the meeting, you were required to provide written notice of such proposal to us in accordance with Securities and Exchange Commission rules not later than December 15, 2008.

Notices of stockholder proposals and nominations should be given in writing to NewStar Financial, Inc., at its principal place of business, 500 Boylston St., Suite 1600, Boston, MA 02116, Attn: Corporate Secretary.

ANNUAL REPORT AND OTHER SEC FILINGS

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are available on our website at www.newstarfin.com. These and other SEC filings, including this Proxy Statement, are also available on the SEC website at www.sec.gov. A copy of these filings and any material incorporated by reference herein, may be obtained, at no cost, by writing to Investor Relations, 500 Boylston Street, Suite 1600, Boston, MA, 02116.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about us. We will make these materials available for inspection and copying by any stockholder, or representative of a stockholder who is so designated in writing, at our executive offices during regular business hours.

Our stockholders may read and copy any reports, statements or other information filed by the Company at the SEC public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: http://www.sec.gov.

NEWSTAR FINANCIAL, INC.

Proxy Solicited on Behalf of the Board of Directors for the Special Meeting on January 28, 2009.

The undersigned stockholder of NewStar Financial, Inc. (“NewStar”), hereby appoints Timothy J. Conway and John K. Bray, or either of them, with full power of substitution, to be the attorneys and proxies of the undersigned at the Special Meeting of Stockholders of NewStar to be held at 10:30 a.m. on January 28, 2009 at the offices of Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts, or at any adjournment thereof, on the proposal contained in the Notice of the Special Meeting of Stockholders, with all powers the undersigned would possess if personally present at said meeting, or at the postponement or adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote your shares unless you sign and return this card.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

(Continued, and to be signed on reverse side)

ADDRESS CHANGE / COMMENTS
NEWSTAR FINANCIAL, INC. P.O. BOX 11455 NEW YORK, N.Y. 10203-0455
____________________________________
____________________________________
____________________________________

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEWSTAR FINANCIAL, INC.

Vote on Proposal				For	Against	Abstain

1. To approve the proposal to grant the Board of Directors the discretionary authority to effect a reverse stock split.				☐	☐	☐

NOTE:

Please complete, date and sign exactly as name(s) appear(s) on this proxy card and return the proxy card promptly using the enclosed envelope. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such, and affix corporate seal. If signer is a partnership, please sign in partnership name by authorized person.

	Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date